EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PDT JULY 27, 2012

Chevron Reports Second Quarter Net Income of $7.2 Billion,

Compared to $7.7 Billion in Second Quarter 2011

•	Upstream advances key development projects in support of long-term growth
•	Downstream continues portfolio optimization

SAN RAMON, Calif., July 27, 2012 – Chevron Corporation (NYSE: CVX) today reported earnings of $7.2 billion ($3.66 per share – diluted) for the second quarter 2012, compared with $7.7 billion ($3.85 per share – diluted) in the 2011 second quarter.

Sales and other operating revenues in the second quarter 2012 were $60 billion, compared to $67 billion in the year-ago period.

Earnings Summary

	Three Months Ended June 30		Six Months Ended June 30
Millions of dollars	2012	2011	2012	2011

Earnings by Business Segment
Upstream	$5,620	$6,871	$11,791	$12,848
Downstream	1,881	1,044	2,685	1,666
All Other	(291)	(183)	(795)	(571)

Total (1)(2)	$7,210	$7,732	$13,681	$13,943

(1) Includes foreign currency effects	$ 198	$ (81)	$ (30)	$(245)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“Our second quarter earnings and cash flow were among our strongest ever, even with softer oil markets,” said Chairman and CEO John Watson. “Despite current weakness in the global economy, we continue to invest in our long-term growth projects to help deliver affordable energy to meet future demand. We took several important steps to advance our major upstream capital projects, in particular achieving milestones in our natural gas development projects in the Asia-Pacific region. We also expanded our global exploration resource acreage, including new leases in the Gulf of Mexico where we already hold a significant position.”

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Important recent upstream milestones include:

•

Australia – Signed nonbinding Heads of Agreement with Tohoku Electric for LNG offtake, and additional binding agreements with Tokyo Electric for LNG offtake and an equity interest, for the Wheatstone Project. To date, more than 80 percent of Chevron’s equity LNG from Wheatstone is covered under long-term agreements with customers in Asia.

•	Australia – Announced a natural gas discovery, Pontus-1, in the Carnarvon Basin in 47.3 percent-owned Block WA-37-L.
•	United Kingdom – Initiated front-end engineering and design (FEED) for the deepwater Rosebank Project west of the Shetland Islands.
•	Kurdistan Region of Iraq – Acquired an 80 percent interest and operatorship in the Rovi and Sarta blocks.
•	Suriname – Acquired a 50 percent interest in two offshore exploration blocks.
•	Ukraine – Bid successfully for a 50 percent interest and operatorship in a shale gas block.
•	United States – Bid successfully for additional shelf and deepwater exploration acreage in the Gulf of Mexico.

“In the downstream business, we continued divesting non-core assets, while also furthering work on new growth investments,” Watson added. The company completed the sale of several of its fuels-marketing and aviation businesses in the Caribbean, and the company’s 50 percent-owned GS Caltex affiliate in South Korea completed the sale of its power operations. On July 26, 2012, Caltex Australia Ltd., the company’s 50 percent-owned affiliate, announced that it plans to convert its Kurnell Refinery to an import terminal in 2014. In addition, the company’s 50 percent-owned Chevron Phillips Chemical Company LLC announced the execution of FEED contracts for an ethylene cracker at its Cedar Bayou facility in Baytown, Texas and two polyethylene facilities near its Sweeny facility in Old Ocean, Texas.

The company purchased $1.25 billion of its common stock in the second quarter 2012 under its share repurchase program.

UPSTREAM

Worldwide net oil-equivalent production was 2.62 million barrels per day in the second quarter 2012, down from 2.69 million barrels per day in the 2011 second quarter. Production increases from project ramp-ups in Thailand, the United States and Nigeria were more than offset by normal field declines, the shut-in of the Frade Field in Brazil, maintenance-related downtime and dispositions.

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U.S. Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2012	2011	2012	2011

Earnings	$1,318	$1,950	$2,847	$3,399

U.S. upstream earnings of $1.32 billion in the second quarter 2012 were down $632 million from a year earlier, primarily due to lower crude oil and natural gas realizations, lower production and the absence of gains on asset sales.

The company’s average sales price per barrel of crude oil and natural gas liquids was $97 in the second quarter 2012, down from $104 a year ago. The average sales price of natural gas was $2.17 per thousand cubic feet, compared with $4.35 in last year’s second quarter.

Net oil-equivalent production of 659,000 barrels per day in the second quarter 2012 was down 35,000 barrels per day, or 5 percent, from a year earlier. The decrease in production was associated with normal field declines and an absence of volumes associated with Cook Inlet, Alaska, assets sold in 2011. Partially offsetting this decrease was ramp-up at the Perdido and Caesar/Tonga projects in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 4 percent in the 2012 second quarter to 461,000 barrels per day, while net natural gas production decreased 9 percent to 1.19 billion cubic feet per day.

International Upstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2012	2011	2012	2011

Earnings*	$4,302	$4,921	$8,944	$9,449

*Includes foreign currency effects	$219	$26	$11	$(90)

International upstream earnings of $4.30 billion decreased $619 million from the second quarter 2011. The decline between quarters was primarily due to lower realizations and volumes for crude oil, as well as higher exploration expense, partially offset by higher realizations for natural gas. Foreign currency effects increased earnings by $219 million in the 2012 quarter, compared with an increase of $26 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2012 second quarter was $99 per barrel, down from $107 a year earlier. The average price of natural gas was $6.10 per thousand cubic feet, compared with $5.49 in last year’s second quarter.

Net oil-equivalent production of 1.97 million barrels per day in the second quarter 2012 was down 35,000 barrels per day from a year ago. Production increases from project ramp-ups in Thailand and Nigeria were more than offset by normal field declines, the shut-in of the Frade Field in Brazil and maintenance-related downtime. The net liquids component of oil-equivalent production decreased 5 percent to 1.32 million barrels per day, while net natural gas production increased 6 percent to 3.89 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2012	2011	2012	2011

Earnings	$802	$564	$1,261	$1,006

U.S. downstream operations earned $802 million in the second quarter 2012, compared with earnings of $564 million a year earlier. Earnings mainly benefited from improved margins on refined product sales.

Refinery crude oil input of 928,000 barrels per day in second quarter 2012 increased 53,000 barrels per day from the year-ago period. Refined product sales of 1.27 million barrels per day were essentially flat with a year ago. Branded gasoline sales increased 2 percent to 521,000 barrels per day.

International Downstream

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2012	2011	2012	2011

Earnings*	$1,079	$480	$1,424	$660

*Includes foreign currency effects	$(22)	$(94)	$(33)	$(132)

International downstream operations earned $1.08 billion in the second quarter 2012, compared with $480 million a year earlier. Current quarter earnings benefited from gains on asset sales of approximately $200 million, primarily reflecting the sale of GS Caltex’s power operations in South Korea. Improved refined product margins and a favorable change in effects on derivative instruments also contributed to higher earnings in the 2012 quarter. Foreign currency effects decreased earnings by $22 million in the 2012 quarter, compared with a decrease of $94 million a year earlier.

Refinery crude oil input of 870,000 barrels per day decreased 147,000 barrels per day from second quarter 2011, primarily due to the third quarter 2011 sale of the Pembroke Refinery in the United Kingdom. Total refined product sales of 1.57 million barrels per day in the 2012 second quarter were 14 percent lower than a year earlier, primarily related to the sale of the company’s refining and marketing assets in the United Kingdom and Ireland. Excluding the impact of 2011 asset sales, sales volumes were 2 percent lower between periods.

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ALL OTHER

	Three Months Ended June 30		Six Months Ended June 30
Millions of Dollars	2012	2011	2012	2011

Net Charges*	$(291)	$(183)	$(795)	$(571)

*Includes foreign currency effects	$1	$(13)	$(8)	$(23)

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.

Net charges in the second quarter 2012 were $291 million, compared with $183 million in the year-ago period. The change between periods was mainly due to higher corporate tax items and other corporate charges, partially offset by a gain on the sale of a mining investment.

CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in the first six months of 2012 were $14.2 billion, compared with $13.4 billion in the corresponding 2011 period. The amounts included approximately $827 million in 2012 and $584 million in 2011 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 91 percent of the companywide total in the first six months of 2012.

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NOTICE

Chevron’s discussion of second quarter 2012 earnings with security analysts will take place on Friday, July 27, 2012, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected third quarter 2012 interim performance data for the company and industry on its Web site on Tuesday, October 9, 2012, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or

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forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Six Months
(unaudited)	Ended June 30		Ended June 30

	2012	2011	2012	2011
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$59,780	$66,671	$118,676	$125,083
Income from equity affiliates	2,091	1,882	3,800	3,569
Other income	737	395	837	637

Total Revenues and Other Income	62,608	68,948	123,313	129,289

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	36,772	40,759	72,825	75,960
Operating, selling, general and administrative expenses	6,670	6,460	12,793	12,623
Exploration expenses	493	422	896	590
Depreciation, depletion and amortization	3,284	3,257	6,489	6,383
Taxes other than on income *	3,034	4,843	5,886	9,404
Interest and debt expense	—	—	—	—

Total Costs and Other Deductions	50,253	55,741	98,889	104,960

Income Before Income Tax Expense	12,355	13,207	24,424	24,329
Income tax expense	5,123	5,447	10,693	10,330

Net Income	7,232	7,760	13,731	13,999
Less: Net income attributable to noncontrolling interests	22	28	50	56

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$7,210	$7,732	$13,681	$13,943

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.68	$3.88	$6.98	$6.99
- Diluted	$3.66	$3.85	$6.93	$6.94
Dividends	$0.90	$0.78	$1.71	$1.50

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,954,147	1,994,007	1,959,005	1,994,369
- Diluted	1,967,990	2,008,995	1,973,386	2,008,791

* Includes excise, value-added and similar taxes.	$1,929	$2,264	$3,716	$4,398

Attachment 2

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Upstream
United States	$1,318	$1,950	$2,847	$3,399
International	4,302	4,921	8,944	9,449

Total Upstream	5,620	6,871	11,791	12,848

Downstream
United States	802	564	1,261	1,006
International	1,079	480	1,424	660

Total Downstream	1,881	1,044	2,685	1,666

All Other (1)	(291)	(183)	(795)	(571)

Total (2)	$7,210	$7,732	$13,681	$13,943

SELECTED BALANCE SHEET ACCOUNT DATA	June 30, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$21,209	$15,864
Time Deposits	$8	$3,958
Marketable Securities	$246	$249
Total Assets	$219,379	$209,474
Total Debt	$10,231	$10,152
Total Chevron Corporation Stockholders' Equity	$129,997	$121,382

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$1,821	$3,298	$3,347	$4,281
Downstream	401	301	679	532
Other	100	310	152	346

Total United States	2,322	3,909	4,178	5,159

International
Upstream	5,199	4,187	9,578	7,861
Downstream	303	245	485	366
Other	2	2	2	3

Total International	5,504	4,434	10,065	8,230

Worldwide	$7,826	$8,343	$14,243	$13,389

(1)    Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$62	$74	$98	$139
International	404	276	729	445

Total	$466	$350	$827	$584

Attachment 3

CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	461	478	459	480
International	1,317	1,388	1,327	1,408

Worldwide	1,778	1,866	1,786	1,888

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,186	1,299	1,178	1,284
International	3,894	3,670	3,871	3,748

Worldwide	5,080	4,969	5,049	5,032

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	659	694	655	694
International	1,965	2,000	1,973	2,033

Worldwide	2,624	2,694	2,628	2,727

SALES OF NATURAL GAS (MMCF/D):
United States	5,314	5,724	5,462	5,744
International	4,390	4,386	4,522	4,412

Worldwide	9,704	10,110	9,984	10,156

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	159	162	155	160
International	86	91	85	91

Worldwide	245	253	240	251

SALES OF REFINED PRODUCTS (MB/D):
United States	1,270	1,269	1,254	1,275
International (5)	1,569	1,828	1,546	1,806

Worldwide	2,839	3,097	2,800	3,081

REFINERY INPUT (MB/D):
United States	928	875	926	877
International	870	1,017	825	1,024

Worldwide	1,798	1,892	1,751	1,901

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	43	41	41	38
Venezuela Affiliate - Synthetic Oil	17	31	21	31
(3) Includes natural gas consumed in operations (MMCF/D):

United States	48	76	52	71
International	526	475	532	487
(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	536	572	538	574